EXHIBIT 99.22

STOCK PURCHASE AND SALE AGREEMENT

REPRESENTING 10% OF THE CAPITAL STOCK OF YPF S.A.

by and among

REPSOL YPF, S.A.

CAVEANT S.A.

REPSOL YPF CAPITAL, S.L.

REPSOL EXPLORACIÓN, S.A

PETERSEN ENERGÍA INVERSORA, S.A.U

and

PETERSEN ENERGÍA, S.A.U.

May 19, 2011

“This is a convenience translation into English of a Spanish-language original document. This translation is without legal effect and, in the event of any discrepancy with the Spanish-language original document; the Spanish-language original shall prevail.”

STOCK PURCHASE AND SALE AGREEMENT

In Madrid, on May 19, 2011

BY AND AMONG

Parties of the first part,

(1)
Repsol YPF, S.A., the parent company of Grupo Repsol group of companies (hereinafter, “Repsol”), established pursuant to Spanish law on November 12, 1986 in virtue of public articles of incorporation granted before the notary public of Madrid, Mr. Miguel Mestanza Fraguero on the same date under number 4,293 of those of his register, a company duly recorded in the Commercial Registry of Madrid at Volume 7063, 6058 of Section 3rd of the Companies Book, Sheet 119, Page M-72-059-1.  Repsol YPF has its principal executive offices at Paseo de la Castellana 278, 28046 Madrid and its tax identification code (CIF), A-78374725, is current.

Herein represented by D. Miguel Ángel Devesa del Barrio, of age of majority, married, a Spanish national, with professional domicile at Paseo de la Castellana 278, Madrid, and holder of Spanish National Identification Document number 11.939.516-D, current, in virtue of a power of attorney granted on January 12, 2011, before the Notary of Madrid, D. Martín María Recarte Casanova, under number 30 of his register.

(2)
Caveant, S.A., (hereinafter “Caveant”) established pursuant to Argentine law, with Bylaws recorded with the Inspectorate General of Justice on July 2, 1980 under number 2,415 of Book 95, Volume A of Business Companies.  Caveant has its principal executive offices at Buenos Aires, Avda. Presidente Roque S. Peña 777, and its tax identification code (CIF), 30-62881362-7, is current.

Herein represented by D. Miguel Ángel Devesa del Barrio, of age of majority, married, a Spanish national, with professional domicile at Paseo de la Castellana 278, Madrid, and holder of Spanish National Identification Document number 11.939.516-D, current, in virtue of a power of attorney granted before the Notary of Buenos Aires D. Roberto Jorge Parral, under number 140 of his register.

(3)
Repsol YPF Capital, S.L., a company wholly owned by Grupo Repsol (hereinafter, “Repsol YPF Capital”) established pursuant to Spanish laws on December 20, 2002 in virtue of public articles of incorporation granted before the notary public of Madrid Carlos Rives Gracia on the same date under number 4,166 of those of his register, a company duly recorded in the Commercial Registry of Madrid at Volume 18308, Sheet 171, Page M-317473.  Repsol YPF Capital has its principal executive offices at Paseo de la Castellana 278, 28046 Madrid and its tax identification code (CIF), B-83505651, is current.

Herein represented by D. Miguel Ángel Devesa del Barrio, of age of majority, married, a Spanish national, with professional domicile at Paseo de la Castellana 278, Madrid, and holder of Spanish National Identification Document number 11.393.516-D, current, in virtue of a power of attorney granted on April 14, 2011, before the Notary of Madrid D. Jaime Recarte Casanova, under number 922 of his register.

(4)
Repsol Exploración, S.A., (hereinafter, “Repsol Exploración”) established pursuant to Spanish law on May 5, 1965 in virtue of public articles of incorporation granted before the notary public of Madrid Joaquín Enrique Pérez Real on the same date under number 2,098 of those of his register, a company duly recorded in the Commercial Registry of Madrid at Volume 3146, Sheet 1, Page M-53739.  Repsol Exploración has its principal executive offices at Paseo de la Castellana 280, 28046 Madrid and its tax identification code (CIF), A-28138873, is current.

Herein represented by D. Miguel Ángel Devesa del Barrio, of age of majority, married, a Spanish national, with professional domicile at Paseo de la Castellana 278, Madrid, and holder of Spanish National Identification Document number 11.939.516-D, current, in virtue of a power of attorney granted on April 27, 2011, before the Notary of Madrid, D. Carlos Rives García, under number 1012 of his register.

Of the second part,

(5)
Petersen Energía Inversora, S.A.U. (hereinafter, “PEISA”) a company fully held by Petersen Energía Inversora Holdings, S.A.U., established pursuant to Spanish laws on March 26, 2008, in virtue of certified articles of incorporation granted before the notary public of Madrid Carlos Rives Gracia on the same day under number 910 of those of his Register, which company is duly registered in the Commercial Registry of Madrid at Volume 25,433, Folio 170, Page M-458,196.  PEISA has its corporate domicile at Velázquez, number 9, 1st Floor, 28001 Madrid and its tax identification code (CIF), A-85392751, is current.

Herein represented by Mr. Mauro Renato José Dacomo, of age of majority, married, a Argentinean national, with professional domicile at José Pedro Varela 3726, Buenos Aires, Argentina, and holder of Argentinean passport number 16764606-N, current, and N.I.E. number X-09578053-W, current, in virtue of a power of attorney granted on the date hereof, before the Notary of Madrid Mr Recarte Casanova.

And of the second part,

(6)
Petersen Energía, S.A.U. (hereinafter, “PESA”) a company fully held by Petersen Inversiones Spain, S.A.U., established pursuant to Spanish laws on July 23, 2007, in virtue of certified articles of incorporation granted before the notary public of Madrid José Luis Martinez Gil-Vich on the same day under number 2,218 of those of his Register, which company is duly registered in the Commercial Registry of Madrid at Volume 24,588, Folio 88, Page M-442,504.  PESA has its corporate domicile at

Velázquez, number 9, 1st Floor, 28001 Madrid and its tax identification code (CIF), A-85174621, is current.

Herein represented by Mr. Pablo Bonetto, of age of majority, a Argentinean national, with professional domicile at San Martín 534, 3rd floor, Apartment D, Rosario, Province of Santa Fe (Argentina), and holder of Argentinean passport number 22.250.581-N, current, in virtue of a power of attorney granted on the date hereof, before the Notary of Madrid Mr. Recarte Casanova.

PESA enters into this agreement solely for the purposes of Clause 5.1 above.

Hereinafter, reference shall be made to Repsol, Caveant, Repsol YPF Capital and Repsol Exploración, jointly as “Grupo Repsol”. Likewise, Grupo Repsol, PESA and PEISA shall be referred to jointly as the “Parties,” and each one of them individually and indistinctly, any of them, as a “Party”.

WHEREAS

(i)
On February 21, 2008, Grupo Repsol and PESA, a company fully held by the Eskenazi Family, entered into, among other agreements, a stock purchase and sale agreement, in virtue of which Repsol transferred to PESA 58,603,606 shares of YPF S.A. (hereinafter, “YPF”) under the form of American Depositary Shares (“ADS’s”), issued by The Bank of New York Mellon (hereinafter, “BONY”), representing 14.9% of the capital stock of YPF (hereinafter, the “Purchase and Sale Agreement”).

(ii)	Also on February 21, 2008, Grupo Repsol and PESA entered into a YPF Shareholders’ Agreement (the “Shareholders’ Agreement”).

(iii)
On the same date and simultaneous with the signing of the Purchase and Sale Agreement, Grupo Repsol granted Mr. Enrique Eskenazi, Mr. Sebastián Eskenazi, Mr. Matías Eskenazi Storey and Mr. Ezequiel Eskenazi Storey (hereinafter, all of them, jointly, the “Eskenazi Family”) two options to acquire from Grupo Repsol, on or after February 21, 2008, and for a period of four (4) years, shares of YPF or representative ADS’s, as a whole, of up to 10.1% of the total YPF capital stock in circulation, through: (i) a first option agreement to purchase YPF shares representing 0.1% of the capital stock of YPF (the “First Option Agreement”) and the “First Option,” respectively); and (ii) a second option agreement to purchase YPF shares representing 10% of the capital stock of YPF (the “Second Option Agreement” and the “Second Option”, respectively).

(iv)
On November 12, 2008, PEISA, according to the provisions of the First Option, Agreement, exercised the First Option and entered into a purchase agreement with Grupo Repsol for the acquisition of Class D YPF shares representing 0.1% of the capital stock of YPF (the “First Option Purchase Agreement”). Additionally, by virtue of the First Option Purchase Agreement, PEISA acceded, in the terms established thereof, to the

Shareholder’s Agreement, becoming part, from that date, of the part designated as “PESA” under such Shareholder’s Agreement.

(v)
Pursuant to the provisions of the Second Option Agreement, dated April 11, 2011, the Eskenazi Family notified Grupo Repsol of its intention to assign the Second Option to PEISA, which was accepted by Grupo Repsol on April 11, 2011.

(vi)
On May 3, 2011, PEISA, according to the provisions of Clause 5 of the Second Option Agreement, notified Grupo Repsol of its desire to exercise the Second Option, in order to acquire 39,331,279 YPF Class D shares representing 10% of the capital stock of YPF and represented as ADS (the “Shares”). The Strike Price, pursuant to the provisions of Clause 3 f the Second Option Agreement, has been expressly accepted by Grupo Repsol on May 4, 2011 and amounts to US$ 33.1551 per Share, totaling, therefore, a total price of US$ 1,304,032,488 for all of the Shares.

(vii)	Prior to the signing of this Agreement, the Buyer has obtained the authorization of the Class A shareholders of YPF, according to the provisions of Article 7 of YPF’s corporate bylaws.

(viii)
On May 4, 2011, PEISA entered into a loan agreement with Banco Itaú BBA International, S.A. Sucursal Financeira Exterior, Credit Suisse AG New York Branch, Citibank International PLC Sucursal en España, Standard Bank PLC y BNP Paribas, New York Branch (these entities altogether with their assignees, the “Financing Entities”) through which said entities granted PEISA a commercial loan in the maximum amount of US$ 700,000,000 (the “Loan Agreement”) to finance, together with the payment of the Vendor’s Loan (as such term is defined below) and according to the terms specifically set forth in the Second Option Agreement, the acquisition by PEISA of (i) the shares or ADS’s to be acquired by exercising the Second Option and (ii) the costs, expenses, and taxes associated with the objectives described in point (i) above.

(ix)	Simultaneously to the signing of this Agreement, Repsol and the Buyer enter into a financing agreement (hereinafter, the “Vendor’s Loan”).

(x)	Simultaneously to the signing of this Agreement, Grupo Repsol YPF, the Financing Entities and the Buyer enter into an intercreditor agreement (hereinafter, the “Intercreditor Agreement”).

(xi)
Pursuant to the commitment stipulated in the Financing Agreement, PEISA and Bank of New York, Mellon (acting as Collateral Agent for and on behalf of Repsol), in this same act, enter into a guaranty agreement (“Pledge and Security Agreement”) with respect to part of the ADS acquired under this Agreement.

(xii)
Pursuant to the commitment stipulated in the Vendor’s Loan, PEISA and Bank of New York, Mellon (acting as Collateral Agent for and on behalf of Repsol), in this same act, enter into a guaranty agreement (“Seller Pledge and Security Agreement”) with respect to part of the ADS acquired under this Agreement.

(xiii)
Simultaneously to the signing of this Agreement, PEISA shall subrogate itself to the position of the Eskenazi Family in the Registration Rights Agreement as such term is defined and in virtue of the provisions of the Shareholders’ Agreement and the Second Option Agreement, assuming, by adhering to it, those rights and obligations of the Eskenazi Family.

(xvi)
Pursuant to the provisions of Clause 6 of the Second Option Agreement, it is the intention of the Parties to formalize and perfect the Exercise of the Option, with (i) Repsol proceeding to sell and transfer to PEISA the ADS’s representing the Shares; and (ii) PEISA proceeding to purchase and acquire them, and pay the price for them to Repsol, wherefore they enter into this agreement (hereinafter, the “Agreement”), pursuant to the following

CLAUSES

1.	DEFINITIONS

Unless otherwise resulting from the context, it shall be interpreted that the terms included herein in capital letters or whose first letter is a capital letter have the same meaning as has been assigned to them in the Second Option Agreement, as such is defined in Preamble Clause (iii) of this Agreement.

2.           RULES OF INTERPRETATION

This Agreement shall be interpreted pursuant to the special precepts established below and the general rules of contract interpretation pursuant to the Applicable Law.

(i)	All the appendices form an integral part of the Agreement, and they have the same validity and effectiveness as if they were incorporated into its main body.

(ii)	References made to clauses are deemed made to clauses of this Agreement.

(iii)	The terms “including,” “included,” “inclusive,” and other similar acceptations should be interpreted as if they were followed by the phrase, “without limitation and merely by way of example.”

(iv)
The terms of “to the best of its knowledge” or “to the best of its knowledge and belief” mean with respect to Grupo Repsol the specific degree of knowledge and/or the degree of knowledge legally required of a member of the board of directors, an officer or director of YPF designated by or at the request of Grupo Repsol.

(v)	Definitions used in singular shall be construed “mutatis mutandis” when used in the plural.

(vi)
Except otherwise indicated, any reference to “days” shall be construed as “calendar days” or “consecutive days.”  When the phrase “business days” appears it shall be construed as referring to the days that are also working days, from Monday to Friday, in the cities of Buenos Aires (Argentina) and Madrid (Spain) and New York (United States).

(vii)
Any reference in this Agreement to shares or participations in a specific legal person shall include both the shares, the parts of interest, and any other form of participation in the capital of such legal person, as well as any certifies issued by such legal person or any third party representing shares, parts of interest or participation in such legal person, including without implying limitation, “ADS’s,” “ADR’s” and any other certificate of deposit or custody of shares, parts of interest or participation in such legal person.

3.	PURCHASE AND SALE

3.1	Objective

The objective of this Agreement is the purchase and sale by PEISA from Repsol of the Shares, with all their inherent rights and obligations.  The Shares are sold to PEISA forming a single and indivisible whole given that the purchase and sale are agreed as a joint sale.

3.2	Purchase and Sale

Repsol sells, assigns, and transfers the Shares free of charges or Liens (as such term is defined in the Purchase and Sale Agreement) of any nature, to PEISA, which acquires them under such conditions, all this pursuant to the terms and conditions of this Agreement (hereinafter, the “Purchase and Sale”).

For greater clarity, this Purchase and Sale includes any economic rights generated by the Shares from the Exercise Date still not paid to Repsol which must be paid to PEISA.

In this regard, if Repsol were to receive any payment as a dividend, return of contribution or similar items as owner of the Shares it shall immediately send such amount to PEISA.

3.3	Delivery and registration of the Shares in the name of the Purchaser and notification to the Company

Repsol shall deliver to PEISA “ADR” certificates representing the Shares, which shall carry a legend in the English language that their circulation has been limited with the agreement of the Depositary (as such term is defined in the Purchase and Sale Agreement) pursuant to the text detailed in Appendix 3.3, and all other acts that are necessary to perfect the registration of the Shares in PEISA’s name at the time this Agreement is signed shall be taken.

4.	PRICE

The Purchase price agreed by the parties is US$33.1551, per Share; that is, US$1,304,032,488 in total for all of the Shares (hereinafter, the “Price”).

Repsol acknowledges having received  the total amount of the Price as follows:

(i)	US$678,096,894 by means of a transfer of funds to the Vendor’s bank account number 0030444614, held at Citibank-New York, Swift Code CITI US 33, ABA No. 021000089, completed in this same date; and

(ii)	US$625,935,594 by means of the Vendor’s Loan.

Consequently, by signing this Agreement, Repsol grants PEISA the most final and effective payment letter for the total amount of the Price.

5.	OTHER COMMITMENTS BY THE PARTIES

5.1	Representations and Warranties of the Parties

Grupo Repsol hereby makes, effective on this very date, to PEISA and with respect to all the Shares, the same representations and warranties related to the capacity of Grupo Repsol, ownership of the Shares, the status of YPF and the nonexistence of conflict which are included in the Purchase and Sale Agreement (Clauses 8.1.1 to 8.1.4).  Likewise, the representations and commitments stipulated in Clauses 8.1.6, 8.1.7, 8.1.8, and 8.2.4 of the Purchase and Sale Agreement, are deemed herein reproduced.

Additionally, the Parties declare that the credit rights that each of them may be entitled to under the Shareholders’ Agreement are individually and exclusively held by each Party, notwithstanding the joint assignation of rights, regarding their exercise, to the parties designated as “Grupo Repsol YPF” and “PESA” under the Shareholders’ Agreement.

5.2	Liability of Grupo Repsol for Representations and Warranties

Grupo Repsol shall be liable to PEISA, under the same terms as stipulated in the Purchase and Sale Agreement, for any loss or damage it might cause to PEISA as a result of the breach, incorrectness, omission, or lack of truth of the representations and warranties under the scope of Clause 5.1 of this Agreement.

If PEISA or PESA make a claim against Grupo Repsol under the scope of Clause 8.3.2 of the Purchase and Sale Agreement for damages and injuries derived from any incorrectness, omission, or lack of truth of that stipulated in Clause 8.1.5 of the Purchase and Sale Agreement, the number of YPF shares acquired in virtue of this Agreement shall be calculated together with the 14.9% initially acquired in virtue of the Purchase and Sale Agreement and the 0.1% acquired in virtue of the First Option Agreement in order to determine the amount of the money damages caused to PEISA and PESA and their possible indemnification and the price thereof shall be added to the price paid in the Purchase and Sale Agreement for the effects of the limit stipulated in Clause 8.3.2 of the Purchase and Sale Agreement.

6.3	Intention to Invest

PEISA understands that the Shares (as ADR’s) are “restricted securities” (restricted securities) and have not been registered pursuant to the United States Security Act of 1933 (the “1933 Act”) or any securities law of any state of the United States and it acquires the Shares in its own behalf and without a view toward their public sale or distribution, or resale in relation to such public sale or distribution, without prejudice to the right of PEISA, subject to the provisions of this Agreement and the Shareholders’ Agreement, to sell or otherwise dispose of, at any time, all or part of such Shares, as the case may be, pursuant to a valid registration statement in virtue of the 1933 Act or in virtue to an exemption to such registration and pursuant to current federal and state securities laws in the United States.  PEISA does not currently have any contract, plan, or agreement, directly or indirectly, with any person for the distribution of any of the Shares to any person or entity nor through any person or entity; it being established, however, that PEISA does not agree to keep any of the Shares for a minimum period of time, notwithstanding the obligations of PEISA under the Shareholders’ Agreement.

6.	MISCELLANEOUS STIPULATIONS

6.1	Notifications

6.1.1
Any notifications and correspondence which might or must be made by and between the Parties in relation to this Agreement, shall always be made in writing through notarized correspondence or another procedure that proves the delivery and receipt thereof by the addressee.

For the effects of notification, the Parties indicate the following addresses:

(i)	If addressed to PEISA:

To the attention of: Mr. Mauro Dacomo and/or Ignacio Moran
Address: Cerrito 740, 1st City of Buenos Aires
Fax number: 54 1155 55 01 00
Email: mdacomo@petersenenergia.com.ar / i.moran@petersenenergia.com.ar

(ii)	If addressed to Grupo Repsol:

Paseo de la Castellana No. 278-280

28046 Madrid (Spain)
Fax: (34) 91 348 04 47
Attention: Corporate Development Director
With a copy to
Fax: (34) 90 255 50 89
Attention: Corporate Director of Legal Affairs

6.1.2
Only notification sent to the addresses in the manner indicated above shall be deemed received.  Notification sent to a new address of any of the Parties shall only take effect if the addressee Party thereof notified the other Party in advance of a change of address, notifying it pursuant to this stipulation.

6.2	Assignment

6.2.1
Neither PEISA nor Grupo Repsol may assign the right and obligations derived from this Agreement in whole or in part, to any third party unless the other Party expressly agrees in writing thereto, in advance.

6.2.2
Notwithstanding the foregoing, Grupo Repsol shall not deny its consent if PEISA assigns in whole or in part the economic rights, but not the obligations, derived for PEISA from this Agreement tin favor of any person or entity, to guarantee performance of financial obligations assumed at the time of this Purchase and Sale.

6.3           Confidentiality

6.3.1	The content of this Agreement shall be entirely confidential, the Parties being obligated not to disclose the content hereof to any third party, except:

(a)	Pursuant to a court or administrative order or another legal obligation;

(b)	In order to demand or facilitate compliance with the rights and obligations derived from this Agreement;

(c)
If applicable, in order to meet the legal or statutory requirements derived from the remaining pacts agreed in the Purchase and Sale Agreement, the First Option Agreement, the Second Purchase Option Agreement, as well as the remaining agreements related to the foregoing;

(d)
Insofar as necessary, to meet or comply with the reporting obligations that are required with respect to regulatory and supervisory bodies in the capital markets where YPF, Grupo Repsol or, if applicable, the group to which PEISA belongs, are listed.

(e)
In order to provide information to their advisors and auditors, and when financial institutions reasonably need to know it, provided that they are obligated by law or contract to maintain the confidentiality of the information obtained.

6.3.2
Exceptionally, the Parties shall be authorized to make the mandatory communications required by an official body.  The Parties to this Agreement shall agree, insofar as possible, on any mandatory communications.

6.4	Taxes and expenses

6.4.1	All taxes and expenses of any type payable for the granting and execution of this Agreement shall be paid by the parties pursuant to the law.

6.5	Amendments

6.5.1	This Agreement may only be amended through a written document signed by the Parties, which explicitly refers to this Agreement.

6.6	Divisibility

If any of the Stipulations of this Agreement, or any stipulation included in it in the future, were or became null and void or impossible to perform, the validity or the enforceability of the other Stipulations of this Agreement shall not be affected by such circumstance, except if the efficacy of the latter depend on the former.  It shall be construed that the null and void stipulation or the stipulation impossible to perform shall be replaced by an adequate and equitable stipulation which, insofar as legally permissible, approximates insofar as possible the intent and objective of the aforementioned null and void or impossible to perform stipulation.

6.7	Terms

6.7.1	The terms established in number of days stipulated in this Agreement shall commence on the day after the day indicated as reference date.

6.7.2	The terms indicated in weeks shall be calculated from day of the week to day of the week and those indicated in months or years shall be calculated from date to date.

6.7.3	All terms shall be deemed to include the due date, which shall expire at twenty-four hundred hours.

6.7.4	Terms ending on a day other than a Business Day or a business day in the City of Buenos Aires, Argentina, shall be construed extended to the next Business Day.

7.	APPLICABLE LAW AND JURISDICTION

71	Applicable Law

7.1.1	This Agreement shall be governed and interpreted as established in Spanish law.

7.2	Jurisdiction

7.2.1
The Parties expressly subject any disagreement or controversy that might arise on this Agreement or its execution, or which is related to it, to legal arbitration, pursuant to the regulation established by the rules and regulations of the International Chamber of Commerce (hereinafter, “CCI”), before (3) arbitrators appointed pursuant to the provisions of this Agreement, the Parties expressly waiving any other forum that might appertain to them.

7.2.2.	The Parties state that they know and accept the rules and regulations of the CCI, pursuant to whose rules, if applicable, the arbitration proceeding shall take place.

7.2.3	The arbitration proceeding shall take place in the Spanish language in the city of New York (United States of America), in the place designated by the CCI.

7.2.4
The legal arbitration shall be subject to Spanish law and three (3) arbitrators shall hear it.  Grupo Repsol and PEISA shall appoint one (1) arbitrator each, the third of them appointed jointly by the arbitrators so appointed.  If the first two (2) arbitrators cannot agree on the selection of the third arbitrator, he shall be appointed pursuant to the current rules of the CCI.

7.2.5	Likewise, the prosecution of the arbitration proceeding shall be subject to the rules and regulations of the CCI.

7.2.6
The Parties shall request that the arbitrators include in the arbitration decision an express decision on the costs.  The decision on costs shall be proportional to the estimate of the claims of the Parties contained in the arbitration decision.

7.2.7
The arbitration shall in all cases be final and the Parties are bound to perform  and to voluntarily go through the provisions of the arbitration decision, within the timeframes set by common accord at the start of the arbitration proceeding.  On lack of agreement, the provisions of the CCI Regulation shall be applicable.

7.2.8
Subsidiary, and if necessary, especially in relation to the forced execution of the arbitration, the holding of the preparatory proceedings as well as the request for injunctions or measures of any other type, the Parties subject themselves, with express waiver of any other forum that might appertain to them, to the Courts and Tribunals of the city of Madrid or the City of Buenos Aires, at the discretion of the Party complainant or petitioner.

And in witness whereof, the Parties sign this Agreement in Madrid, on the date indicated in the heading in one copy, which executed before the Notary of Madrid, Mr. Martín María Recarte Casanova.

REPSOL YPF, S.A. By: /s/Miguel Ángel Devesa del Barrio Mr. Miguel Ángel Devesa del Barrio	REPSOL YPF CAPITAL, S.A. By: /s/Miguel Ángel Devesa del Barrio Mr. Miguel Ángel Devesa del Barrio
CAVEANT, S.A. By: /s/Miguel Ángel Devesa del Barrio Mr. Miguel Ángel Devesa del Barrio	REPSOL EXPLORACIÓN, S.L. By: /s/Miguel Ángel Devesa del Barrio Mr. Miguel Ángel Devesa del Barrio
PETERSEN ENERGÍA INVERSORA, S.A. (Sociedad Unipersonal) By: /s/ Mauro Renato José Dacomo Mr. Mauro Renato José Dacomo	PETERSEN ENERGÍA, S.A. (Sociedad Unipersonal) By: /s/ Mauro Renato José Dacomo Mr. Pablo Bonetto

APPENDIX 3.3

ADR LEGEND

THE AMERICAN DEPOSITARY SHARES (THE “ADSs”) EVIDENCED HEREBY AND THE CLASS D SHARES OF YPF SOCIEDAD ANÓNIMA (THE “CLASS D SHARES”) REPRESENTED THEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS IN THE UNITED STATES, AND NEITHER THE ADSs NOR THE CLASS D SHARES MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN A TRANSACTION THAT IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AS CONFIRMED BY AN OPINION OF UNITED STATES COUNSEL THAT IS REASONABLY SATISFACTORY TO THE DEPOSITARY.  THIS LEGEND MAY NOT BE REMOVED AND THE ADSs EVIDENCED HEREBY MAY NOT BE SURRENDERED FOR WITHDRAWAL OF ANY CLASS D SHARES REPRESENTED BY SUCH ADSs, NOR SHALL A NEW CERTIFICATE IN RESPECT OF THE ADSs EVIDENCED HEREBY BE ISSUED THAT DOES NOT BEAR THIS LEGEND, UNLESS PRIOR TO SUCH EXCHANGE OR ISSUANCE (1) SUCH CLASS D SHARES ARE REGISTERED FOR RESALE UNDER THE SECURITIES ACT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND SOLD THEREUNDER OR (2) SUCH ADSs OR CLASS D SHARES ARE SOLD OR TRANSFERRED IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR 40 DAYS AFTER ANY SUCH SALE OR TRANSFER IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, AND THE SALE OF SUCH SECURITIES BY THE HOLDER IS NOT THEN OTHERWISE RESTRICTED UNDER THE SECURITIES ACT, IN EACH CASE, AS CONFIRMED BY AN OPINION OF UNITED STATES COUNSEL THAT IS REASONABLY SATISFACTORY TO THE DEPOSITARY, AND IN COMPLIANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS.